Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made this 6th day of May, 2009, and is effective as of the 15th day of May 2009 (the “Effective Date”), by and among Midwest Banc Holdings, Inc. (“Midwest”) and Midwest Bank and Trust Company (“Midwest Bank”) (collectively Midwest and Midwest Bank are referred to herein as the “Employer”), and Roberto R. Herencia (“Executive”).
RECITALS
     A. Employer desires to employ Executive as President and Chief Executive Officer of Midwest, and President and Chief Executive Officer of Midwest Bank, and Executive desires to become employed by Employer on the terms and conditions set forth in this Agreement; and
     B. In the course of employment with Employer, Executive will have access to certain confidential information that relates to or will relate to the business of Employer, and Executive will be introduced to important business contacts. Therefore, Executive has agreed to be bound by certain covenants concerning the protection of such confidential information.
     NOW THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:
     1. Employment and Duties. Each of Midwest and Midwest Bank shall employ Executive as its President and Chief Executive Officer as of the Effective Date. Executive shall, during the term of this Agreement and subject to the provisions of this Paragraph and Paragraph 2 below, devote his full time and effort to his duties under this Agreement. Executive shall perform those duties identified in the position description for the President and Chief Executive Officer, as stated in the Bylaws of the Employer as assigned to the President and Chief Executive Officer, subject to the direction of the Board of Directors. Executive shall report to the Board. Executive may serve on corporate, industry, civic, religious or charitable boards or committees, so long as such duties do not conflict with Executive’s duties hereunder.
     2. Executive Loyalty and Compliance with Policies. During the term of this Agreement, and except as permitted above in Paragraph 1, Executive shall not engage, directly or indirectly, as a shareholder, member, partner, officer, director, manager, contractor, agent, employee, or in any other capacity, in any other business without the prior written approval of the Board of Directors. Executive shall comply with the terms of all Employer policies, including but not limited to, Employer’s conflict of interest policy, Employer’s policies concerning or relating to disclosure of business relationships with clients and with applicable provisions of the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Emergency Economic Stabilization Act of 2008 (“EESA”) and related rules to which the Employer may be subject due to its participation in EESA’s Troubled Asset Relief Program (“TARP”). Nothing in this Agreement shall be construed to prevent Executive from (a) owning less than a two percent (2%) interest in any publicly held corporation, provided, however, the corporation is not involved in the banking or financial services industry; (b) investing in any privately-held corporation, partnership or other entity that is not involved in providing banking or financial services and that does not have any contractual or other relationship with the Employer; or (c)

holding a board of director position for a non-profit or charitable organization, provided that obligation does not prevent Executive from performing his full-time duties to the Employer and further provided the business purposes and mission of the entity do not conflict with or are competitive to those of the Employer.
     3. Indefinite Term. The term of Executive’s employment will be indefinite, and Executive shall serve at the pleasure of the Board of Directors of the Employer, which can terminate Executive’s employment at any time, subject to the provisions of Paragraphs 7 and 8 below.
     4. Compensation.
     A. Salary. Employer shall pay Executive an annual base salary of $500,000, subject to increase (but not decrease) from time to time by the Employer (as adjusted, the “Base Salary”), payable in substantially equal installments in accordance with Employer’s regular payroll practices. Executive’s salary shall be subject to any payroll or other deductions as may be required by law, government order, or by agreement with Executive.
     B. Annual Bonus. Beginning January 1, 2010, the Executive shall be eligible to earn an annual bonus under the Employer’s Management Incentive Compensation Plan, or such annual bonus plan as in effect from time to time (the “Bonus Plan”). To the extent that the Employer continues to be subject to the compensation limitations contained under Section 111(b)(3)(D) of EESA as amended by Section 7001 of ARRA and the rules and regulations to be promulgated thereunder (the “TARP Compensation Limitations”), Executive shall be eligible to earn under the Bonus Plan an annual bonus in such amount, payable in such form, and subject to such vesting provisions as will provide the Executive with the maximum permissible incentive compensation under such TARP Compensation Limitations. Once the Employer is no longer subject to the TARP Compensation Limitations, the Executive shall be eligible to earn under the Bonus Plan a market competitive annual bonus award.
     C. Other Benefits. Executive shall be entitled to participate in those vacation (with a minimum of four (4) weeks of vacation annually) and other benefit plans as are available to all other employees of Employer. In addition, Executive shall be entitled to participate in the Employer’s executive perquisite program and the Employer’s Supplemental Executive Retirement Plan, in accordance with its terms and as modified from time to time by the Employer, provided such modifications apply to all covered executives. Nothing contained herein shall be deemed a limitation on the ability of Employer to discontinue, modify, supplement or amend its employee benefit plans or the scope of benefits it provides to its employees.
     D. Restricted Stock. Executive shall be entitled to participate in the Employer’s Stock and Incentive Plan, in accordance with its terms and as modified from time to time by Employer (the “Plan”), a copy of which has been provided to Executive. In addition, on the Effective Date, Employer shall grant to Executive a restricted stock award under the Plan with a fair market value (as calculated under the Plan) as of the Effective Date of $250,000 (the “RSA Award”), either under the Plan or as an inducement award. The RSA Award shall vest on December 31, 2009 or such later date as may be required in order to comply with

Section 111(b)(3)(D) of EESA as amended by Section 7001 of ARRA and the rules and regulations to be promulgated thereunder. In addition, the RSA Award (and any other equity award received by the Executive) shall vest (and any options shall immediately become exercisable) upon a Change of Control (as defined in the Plan) provided that such early vesting shall only be permitted while the Employer remains subject to the TARP Compensation Limitations if such vesting is permitted by such TARP Compensation Limitations. Once the Employer is no longer subject to the TARP Compensation Limitations, the Executive shall be eligible to earn a market competitive annual long-term incentive award.
     E. Board Positions. Employer shall appoint Executive to the Board of Directors of each of Midwest and Midwest Bank as of the date of the execution of this Agreement. Executive shall resign as a director of Midwest and Midwest Bank upon the termination of his employment as provided in Paragraph 7.
     5. Expenses. Employer will reimburse Executive for all necessary and reasonable out-of-pocket expenses he incurs which are related to Executive’s responsibilities under this Agreement; provided that any expenditure in excess of the expense policies and budgets adopted from time to time by Employer’s Board of Directors must be approved in writing in advance by the Chairman of the Board of Directors. Employer will reimburse Executive for the reasonable attorneys fees incurred by him relating to the negotiation and documentation of this Agreement and related documents.
     6. Termination. Notwithstanding anything in Paragraph 3 of this Agreement to the contrary, Executive’s employment shall terminate upon the first to occur of the following events:
     A. Upon Executive’s date of death, or the date Executive is given written notice that Employer has determined that Executive is permanently disabled. For purposes of this Agreement, Executive shall be deemed to be permanently disabled if Executive, as a result of illness or incapacity, shall be unable to perform substantially all of his required duties for a period of three (3) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of Executive’s employment by Employer for disability shall be communicated to Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by Executive.
     B. On the date Employer provides Executive with written notice that his employment is being terminated for “cause.” For purposes of this Agreement, “cause” shall be defined as:
(1) the willful and continued (for a period of not less than 10 business days after written notice thereof during which the Executive may remedy such failure if capable of remedy) failure to perform substantially the duties of the Executive’s employment (other than as a result of physical or mental incapacity, or while on vacation or other approved absence) which are within the Executive’s control (mere inability to achieve financial or other performance targets or objectives, alone, shall not constitute such a willful and continued failure);
(2) the commission of any felony involving fraud, theft, misappropriation, dishonesty, or embezzlement or involving a crime of moral turpitude;

(3) the willful violation of any written Employer policies or procedures which materially damages the economic interests or reputation of Employer;
(4) the Executive is prohibited from engaging in the business of banking by any governmental regulatory agency having jurisdiction over Midwest or Midwest Bank;
(5) the deliberate breach by Executive of Section 5 of his Resignation and Transition Agreement, dated November 6, 2008, by and between Executive and his former employer, which materially damages the economic interests or reputation of Employer; or
(6) the willful breach by Executive of the restrictive covenants in Paragraphs 8D (confidentiality), 8G (customer non-solicitation) or 8H (employee non-solicitation) of this Agreement;
provided, however, that no act or failure to act, on the Executive’s part, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Midwest or Midwest Bank.
     C. On the date Employer terminates Executive’s employment for any reason, other than a reason set forth in Paragraphs 7A. or 7B., provided that Employer shall give Executive thirty (30) days written notice prior to such date of its intention to terminate Executive’s employment.
     D. On the date Executive terminates his employment for “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean the occurrence, other than in connection with a discharge, of any of the following without the Executive’s consent: (A) a reduction in the Executive’s Base Salary, annual bonus opportunity (other than a proportionate reduction applicable to all executives of the Employer), or (B) the Executive being required to be based at an office or location which is more than 50 miles from his then current office, (C) a diminution of Executive’s duties and authorities as set forth in Paragraph 1, (D) a diminution in the Executive’s reporting responsibilities following which the Executive does not report directly to the Board, (E) the Executive’s removal or failure to be reelected as a member of the Board, or (F) the failure of a successor to assume the obligations of the Employer under this Agreement (to the extent not otherwise assumed by operation of law). The Executive must provide written notice to the Employer of the existence of Good Reason no later than ninety (90) days after its initial existence, and the Employer shall have a period of thirty (30) days following its receipt of such written notice during which it may remedy in all material respects the Good Reason condition identified in such written notice.
     E. On the date Executive voluntarily terminates his employment for other than Good Reason, provided that Executive shall give Employer thirty (30) days written notice prior to such date of his intention to voluntarily terminate Executive’s employment for other than Good Reason.

     7. Compensation Upon Termination.
     A. If Executive’s services are terminated pursuant to Paragraphs 7A., 7B. or 7E., Executive shall be entitled to (i) payment of any earned but unpaid Base Salary accrued through and including the date of termination; (ii) payment of any earned but unpaid annual bonus from a prior fiscal year, (iii) payment of accrued paid time off; (iv) reimbursement of any unreimbursed business expenses, incurred prior to the date of termination, plus (v) any vested benefits accrued under the Employer’s employee benefits through the date of termination (collectively (i), (ii), (iii), (iv) and (v) being the “Accrued Compensation”).
     B. If Executive’s employment is terminated pursuant to Paragraphs 7C or 7D., Executive shall, in addition to his Accrued Compensation, be entitled to his Base Salary for a period of twelve (12) months following the date of termination, plus continuation of medical, dental and vision coverage at active employee rates for that same period. In addition, the Executive shall become fully vested in his RSA Award. To the extent that Section 111 of EESA and the rules and regulations promulgated thereunder as amended by Section 7001 of ARRA and the rules and regulations to be promulgated thereunder limit the Employer’s ability to pay such payments and benefits or to allow the vesting of the RSA Award, such payments and benefits will be paid and/or provided (and the RSA Award shall vest) at such time as they are permitted under EESA and ARRA.
     8. Protective Covenants. Executive acknowledges and agrees that, by virtue of his employment with Employer, he has acquired and will acquire “Confidential Information,” as hereinafter defined, as well as special knowledge of Employer’s relationships with its customers and business associates, and that, but for his association with Employer, Executive would not or will not have had access to said Confidential Information or knowledge of said relationships. Executive further acknowledges and agrees (i) that Employer has relationships with its customers and key advisors to customers which have been and will continue to be developed at great expense; (ii) that many of Employer’s relationships with its customers and key advisors to its customers are permanent or near permanent in nature, and will continue to be valuable, special and unique assets of Employer; and (iii) that the foregoing are legitimate and protectible interests which are critical to its competitive advantage in the banking and financial services industry. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a condition precedent to Employer entering into this Agreement, and as an inducement to Employer to do so, Executive hereby represents, warrants, and covenants as follows:
     A. Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a comparable livelihood following the termination of his employment with Employer;
     B. Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses;

     C. The execution and delivery of this Agreement by Executive does not conflict with, or will result in a breach of, or will constitute a default under, any agreement or contract, whether oral or written, to which Executive is a party or by which Executive may be bound;
     D. Executive agrees that, both during his employment and for a period of two (2) years thereafter, Executive will not, for any reason whatsoever, use for himself or disclose to any person not employed by Employer any “Confidential Information” of Employer acquired by Executive during his relationship with Employer. Executive further agrees to use Confidential Information solely for the purpose of performing duties with Employer and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to Employer. Executive agrees that “Confidential Information” includes but is not limited to: (1) any financial, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, formulas, purchasing, marketing, sales, personnel, customer, supplier, or other information of Employer or any affiliate or subsidiary of Employer; (2) any papers, data, records, processes, methods, techniques, systems, samples, compilations, invoices, customer lists, or documents of Employer or any affiliate or subsidiary of Employer; and (3) any confidential information or trade secrets of any third party provided to Employer or any affiliate or subsidiary of Employer in confidence or subject to other use or disclosure restrictions or limitations. Employer acknowledges and agrees that Confidential Information does not include: (1) information properly in the public domain or properly available to Executive from other sources, or (2) information in Executive’s possession prior to the date of his employment with Employer;
     E. Upon termination of his employment with Employer, all documents, records, files, notebooks, correspondence, computer printouts, computer programs, computer software, price lists, microfilm, or other similar documents containing Confidential Information, including copies thereof, whether prepared by Executive or others, including summaries or copies thereof, then in Executive’s possession, shall be returned to Employer immediately.
     F. Executive acknowledges and agrees that all Employer customer lists, and customer information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of Employer, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by Employer, or any subsidiary or affiliate of Employer. Executive agrees to furnish to Employer on demand at any time during the term of this Agreement, and upon termination of this Agreement, his complete list of the correct names and places of business and telephone numbers of all of its customers served by him. Executive further agrees to immediately notify Employer of the name and address of any new customer, and report all changes of location of old customers, so that upon the termination of this Agreement, Employer will have a complete list of the correct names and addresses of all of its customers with which Executive has had dealings. Executive also agrees to furnish to Employer on demand at any time during the term of this Agreement, and upon the termination of this Agreement, any other records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the business of Employer or any of its affiliates or subsidiaries, including originals and copies thereof;
     G. Executive agrees that, for a period of one (1) year following any termination of this Agreement, Executive will not, directly or indirectly, on behalf of himself or on behalf of any third party, as an employee, consultant, contractor or in any other capacity, provide Services (as hereinafter defined) to any Customer (as hereinafter defined) of the Employer, solicit any Customer of the Employer for purposes of providing services or encourage or solicit any Customer of Employer to cease doing business with Employer or materially change its business relationship with Employer. For purposes of this Section H, “Services” shall mean any banking or financial services which are competitive to those services or products offered by the Employer at the time of the termination of Executive’s employment. For purposes of this Paragraph H, “Customer” shall mean any individual or entity which had a banking or financial services relationship at any time during the final year of Executive’s employment; and
     H. Executive further agrees that, for a period of one (1) year following any termination of this Agreement, Executive will not, directly or indirectly, on behalf of himself or on behalf of any third party, as an employee, consultant, contractor, or in any other capacity, employ, contract with or otherwise engage any individual who, at the time of Executive’s termination from Employer was an “Employed Individual” of the Employer. Executive also agrees that, during the same time period, Executive will not, directly or indirectly, on behalf of himself or on behalf of any third party, as an employee, consultant, contractor or in any other capacity, solicit any “Employed Individual” to terminate his or her employment with Employer or to materially change his or her relationship with Employer. For purposes of this Section I, “Employed Individual” shall mean any individual or entity employed by Employer or serving as a Director at any time during the final year of Executive’s employment; and
     It is agreed that any breach or anticipated or threatened breach of any of Executive’s covenants contained in this Paragraph 8 will result in irreparable harm and continuing damages to Employer and its business and that Employer’s remedy at law for any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of Employer posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining Executive from disclosing, in whole or part, any Confidential Information, or from providing services to or soliciting customers of the Employer in violation of Paragraph 8G. or 8H. above. The parties also agree that the prevailing party shall be entitled to reimbursement for costs and expenses, including reasonable attorneys’ and accountants’ fees, incurred in successfully enforcing or defending, as the case may be, such covenants.
     9. Notice. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by the Agreement; (b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this

Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of Executive, or to its principal office in the case of Employer.
     10. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”) so as not to subject the Executive to the payment of interest or any additional tax under Section 409A. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified in this Agreement would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be accelerated or postponed, as the case may be, to the date on which the payment or the provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent applicable, the Executive and the Company agree to interpret this Agreement in a manner consistent with Section 409A to prevent the Executive being subject to the payment of interest or any additional tax under Section 409A.
     11. EESA and ARRA Compliance.A. Executive acknowledges that the U.S. Treasury purchased $85.5 million of preferred stock from Midwest on December 5, 2008. One of the conditions of such purchase was the agreement by the Senior Executive Officers of Midwest (as defined in EESA) to comply with Section 111 of EESA and the rules and regulations promulgated thereunder as of December 5, 2008. Executive further acknowledges that he will be a Senior Executive Officer of Midwest as of the Effective Date.
     B. Executive hereby agrees that all compensation arrangements, bonus plans, stock option, restricted stock, or other equity based compensation plans, any deferred compensation plan or severance plan, and all incentive and other benefit plans, arrangements and agreements, including this Agreement and Supplement Executive Retirement Plan in which he participates while employed by the Employer (the “Compensation Arrangements”), to the extent necessary, will be amended as of the Effective Date to comply with Section 111 of EESA and the rules and regulations promulgated thereunder as of December 5, 2008.
     C. Executive acknowledges that each of the Compensation Arrangements may have to be amended due to the amendment of Section 111 of EESA affected by Section 7001 of ARRA and the rules and regulations to be promulgated thereunder. Executive agrees that his Compensation Arrangements shall be amended to comply with Section 111 of EESA as amended by Section 7001 of ARRA once the rules and regulations relating to Section 111 of EESA have been promulgated as required by Section 7001 of ARRA.
     12. Waiver. No delay on the part of either party in the exercise of any right, power or remedy hereunder (including without limitation, rights, powers and remedies for breach by Executive hereunder) shall operate as a waiver thereof, nor shall any single or partial exercise by the party of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, shall in any event be effective against either party unless the same shall be in writing and acknowledged by such party, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     13. Assignment. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, while employed by Employer, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement without the prior written consent of Employer. Employer may assign its rights, and delegate its obligations, hereunder to any subsidiary or affiliate of the Employer, or any successor by operation of law to the Employer. Employer may not, without the written consent of the Executive, assign this Agreement to a purchaser or transferee of substantially all of the assets of Employer. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and Employer and, subject to the foregoing and if an assignment has been made, by their respective heirs, successors and assigns.
     14. Entire Agreement. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by Employer and Executive.
     15. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
     16. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.
     17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered on original, but which when taken together, shall constitute one agreement.
     18. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.
     IN WITNESS HEREOF, the parties have set their hand and seal as of the date first set forth above.

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Midwest Banc Holdings, Inc.
/s/ J.J. Fritz		/s/ Roberto R. Herencia

Its	President	Roberto R. Herencia

Midwest Bank and Trust Company
/s/ J.J. Fritz

Its	President

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